EXHIBIT 12.   STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                            OPERATIONS TO FIXED CHARGES
                                   (Unaudited)

                     ELI LILLY AND COMPANY AND SUBSIDIARIES
                              (Dollars in millions)


                                      Nine Months
                                         Ended
                                     September 30,                           Years Ended December 31,
                                         2001             2000          1999           1998          1997           1996
                                   ------------------ ------------- -------------- ------------- -------------- --------------
Consolidated pretax
  income from continuing
  operations before
  extraordinary item ..............    $2,810.8           $3,858.7    $3,245.5       $2,665.0      $2,901.1       $2,131.3

Interest from continuing
  operations and other
  fixed charges ...................       169.1              225.4       213.1          198.3         253.1          323.8

Less interest capitalized
  during the period from
  continuing operations ...........       (45.4)             (43.1)      (29.3)         (17.0)        (20.4)         (35.8)
                                   ------------------ ------------- -------------- ------------- -------------- --------------

Earnings ..........................    $2,934.5           $4,041.0    $3,429.2       $2,846.3      $3,133.8       $2,419.3
                                   ------------------ ------------- -------------- ------------- -------------- --------------

Fixed charges/1/ ..................    $  169.1          $   225.4   $   213.2      $   200.5     $   256.8     $    328.5
                                   ------------------ ------------- -------------- ------------- -------------- --------------
Ratio of earnings to
  fixed charges ...................        17.4               17.9        16.1           14.2          12.2            7.4
                                   ------------------ ------------- -------------- ------------- -------------- --------------

/1/ Fixed charges include interest from continuing operations for all years presented and preferred stock dividends for 1996 through 1999.